Exhibit 10.43
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

TREGARON – ENDURANCE
MASTER SERVICES AGREEMENT
This Master Services Agreement (“Agreement”) dated as of September 25, 2013 (“Effective Date”) is between The Endurance International Group, Inc. (“EIG”), a Delaware corporation, and Tregaron India Holdings, LLC, a Delaware limited liability company (“TIH” or “Service Provider”) (EIG and TIH may be individually referred to as a “Party” or collectively as the “Parties”). In consideration of the mutual promises and conditions contained herein and in the Exhibits hereto, the Parties agree as follows:
This Agreement amends, restates and supersedes in its entirety the prior DIYA Services Outsourcing Agreement dated as of January 1, 2007, and Amendment No. 1 to DIYA Services Outsourcing Agreement dated January 1, 2007 between the Parties. For the avoidance of doubt, this Agreement is independent of and does not supersede the terms under the India Services Agreement contemplated between Endurance Web Solutions Private Limited and Glowtouch Technologies Private Limited.
1.Services. TIH will provide the services described in Exhibit A hereto (the “Services”) to EIG, in accordance with the service level standards (“SLAs”) and other provisions set forth therein and/or a written statement of work (“SOW”) mutually agreed in writing by the parties and subject to the Terms and Conditions set forth in Exhibit B hereto (the “Terms”), in consideration of payment by EIG of the fee for Services as set forth in Exhibit A hereto (the “Fees”). An Affiliate of either Party may perform and/or order the Services hereunder with consent of the Parties provided that such Affiliate is bound to the terms of this Agreement and the Parties remain responsible for any breach of this Agreement by their respective Affiliates. An Affiliate shall mean an entity which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, either Party, whereby “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and “controlling” and “controlled” have meanings correlative thereto, and whereby “owns” means the beneficial ownership of more than 50% of the voting securities or other equivalent voting interests of the entity.
2.    Term. This Agreement will become effective, as of the Effective Date. This Agreement will remain in effect for an initial term of one (1) year from the Effective Date (the “Initial Term”), and will be automatically renewed for successive periods of one (1) year each (the “Renewal Term”). At any time during the Term or Renewal Term, either Party may terminate this Agreement for any reason without penalty by providing at least one hundred eighty (180) days’ prior written notice (“Termination Notice”) to the other Party.

MASTER SERVICES AGREEMENT

3.    Notices. All notices required by this Agreement will be by hand delivery, certified mail, return-receipt requested, or sent by email and followed by certified mail, return receipt requested, or by a nationally recognized overnight delivery service, to the following:

CONTACT INFORMATION	THE ENDURANCE INTERNATIONAL GROUP, INC.	TREGARON INDIA HOLDINGS, LLC
Attn:	David Bryson, Chief Legal Counsel
Address:	10 Corporate Drive Burlington, MA 01803
Phone:	781-852-3000
Fax:	[**]
Email:	[**]
URL:	http://www.EnduranceInternational.com

THIS AGREEMENT INCLUDES THE FOLLOWING EXHIBITS, ALL OF WHICH ARE INCORPORATED HEREIN TO THE AGREEMENT:
1.    Exhibit A: Description of Services, Fees and SLAs ; and
2.    Exhibit B: Terms and Conditions
Executed as of the Effective Date:

THE ENDURANCE INTERNATIONAL GROUP, INC., A Delaware corporation	TREGARON INDIA HOLDINGS, LLC, A Delaware LLC, d/b/a GLOWTOUCH
By: /s/ Ron LaSalvia	By: /s/ Vidya Ravichandran
Name: Ron LaSalvia	Name: Vidya Ravichandran
Title: COO	Title: President

MASTER SERVICES AGREEMENT

EXHIBIT A
DESCRIPTION OF SERVICES, FEES FOR SERVICES AND SLAs
Description of Services

Team	Process	Description
Domain	Domain Portfolio Review
Reviewing domain portfolios to determine relative value of domains by looking at specific attributes of the domain like celebrity, trademarks and vice. Specifically the Portfolio Review Specialists would process domain reviews, looking names, celebrity, brands, trademarks, vice, etc,; Portfolio Review Team Manager would be a front line supervisor [**] ratio for Team Manager to Portfolio Review Specialist; Portfolio Review Operations Manager is the program manager to oversee entire operation, reporting and communications back to EIG

Engineering	Data Mining and Business Intelligence	Accessing EIG databases and extracting data upon request for various business units
Engineering	QA	Manual and automated testing of bug fixes and new development
Engineering	Development	Bug fixes and tasks in larger development projects
Engineering	Migration
Per an SOW, this team works to manually migrate customers that can’t be migrated through scripted process. During non-migration times this team assists with Tier 3 technical support as well as QA and development

Network Operations	NOC	Monitoring server and network health and performance
Reporting	Dashboards and Analytics	Create and distribute operational and customer engagement reports for various business units
Marketing	Marketing Support	As agreed between the Parties, per a SOW
SEO Technical Services	Search Engine Optimization	As agreed between the Parties, per a SOW
Web Design	Website Design and Development; Facebook business pages; Custom Design Project management, design and Development
Design, develop and build out websites as requested by EIG; set up Facebook business pages for EIG customers; fulfill estimation, project management, website design, development and maintenance of custom design projects for EIG customers; all as agreed between the Parties, per a SOW

Support	Operations Management	Oversee sales and support operations for all Homestead and vDeck brands and other EIG brands as may be added or modified by EIG from time to time

MASTER SERVICES AGREEMENT

Team	Process	Description
Support	Training	New hire and ongoing training for all support positions
Support	Quality Assurance	Review all customer communications as well as back-office process adherence to ensure quality standards as set by EIG are met
Support	NPS	Review NPS surveys, track trends, follow up with customers and report results
Support	Ticket Support	Respond to customers via ticket system, handle sales, billing and technical requests
Support	Chat Support	Respond to customers via chat system, handle sales, billing and technical requests
Support	Billing	Handle escalated and specialty billing tasks including refunds, chargebacks and account cancellations
Support	Registrar	Handle escalated and specialty domain tasks including redemptions, bulk renewals and access to 3rd party registrar systems
Support	Compliance	Handle escalated and specialty compliance tasks, including abuse complaints and new signup fraud prevention

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Fees for Services
Fees for each of the Services will be paid on a Full Time Equivalent (“FTE”) basis of [**] hours per week per month based on the positions and pricing set forth below. The Parties agree to review the fees set forth below every [**] and to modify such fees as agreed in writing between the Parties.

Position	Per Month Pricing*
Center Manager	[**]
Operations Manager	[**]
Training Manager	[**]
Quality Assurance Manager	[**]
NPS Manager	[**]
Team Manager	[**]
Chat Agent	[**]
Tier 1 Ticket Agent	[**]
Tier 2 Ticket Agent	[**]
Tier 3 Ticket Agent	[**]
Billing Agent	[**]
Compliance Agent	[**]
Registrar Agent	[**]
Trainer	[**]
QA Agent	[**]
NPS Agent	[**]
NOC Admin	[**]
Reporting Agent	[**]
Engineer	[**]
Portfolio Review Specialist	[**]
Portfolio Review Team Manager	[**]
Portfolio Review Operations Manager	[**]
SEO Technical Services	[**]
Website Design Project Manager	[**]
Website Designer and Developer	[**]
Facebook Business Pages Designer	[**]
Customer Website design	[**]

* Pricing is per month unless otherwise provided.
Overtime Fees – From time to time, EIG may request TIH to have employees work overtime to cover excess volume or special projects.  Overtime fees shall be at a rate of $[**] per shift worked, and shall be documented in the monthly invoice.
Sales Bonus – At EIG’s sole discretion, EIG may pay a bonus in addition to the fees based on sales to TIH agents and/or to TIH management for distribution to TIH employees.

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Tail Payment Provision
If EIG provides a Termination Notice pursuant to Section 2 of this Agreement, there will be a [**] month tail period, commencing on the date such Termination Notice is provided to TIH (the “Tail Period”), with minimum payments to TIH during the Tail Period to be calculated as set forth below:
During each month of the Tail Period, EIG will pay the higher of (i) the actual amount due for the Services provided for each month of the Tail Period; or (ii) the applicable corresponding percentage of the average undisputed amount invoiced to EIG by TIH in the immediate [**] month period prior to the date of the Termination Notice (“Prior [**] Month Average”) for each month of the Tail Period as follows:

[**]	[**]% of Prior [**] Month Average
[**]	[**]% of Prior [**] Month Average
[**]	[**]% of Prior [**] Month Average
[**]	[**]% of Prior [**] Month Average
[**]	[**]% of Prior [**] Month Average
[**]	[**]% of Prior [**] Month Average

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SLAs
In addition to any SLAs established by EIG and communicated to Service Provider from time to time during the Term of this Agreement, Service Provider agrees to the following SLAs:
1.    Tier 1 Chat & Ticket Productivity Standards
The Tier1 team should be averaging no less than [**] contacts per hour (chat and tickets combined) as measured on a monthly basis. Productivity guidelines for new agents are set forth below:

•	By [**] days on the job after training, Tier 1 agents should be producing at least [**] contacts per hour.

•	By [**] days on the job after training, Tier 1 agents should be producing at least [**] contacts per hour.

•	By [**] days on the job after training, Tier 1 agents should be producing at least [**] contacts per hour.
2.    Tier 1 Response Time Standards
The Parties understand that the ability to meet response time standards depends on staffing and productivity levels. The Parties agree that EIG shall establish staffing levels and TIH shall be responsible for managing the productivity levels of TIH employees which shall meet the following response time standards:

•	Customer contact via email via customer ticket systems: [**]% of customer contacts via email and/or via the customer ticket system shall be responded to within [**].

•	Customer contact via chat via customer chat systems: [**]% of chats shall be answered within [**] with less than [**]% rate of abandonment.

•	[**]% of billing tasks assigned in internal ticketing systems should be handled [**].
The Parties understand that in the event that EIG does not provide approval for adequate staffing levels, the response time standards may not be satisfied. However, notwithstanding anything to the contrary, TIH must meet the minimum Tier 1 productivity standard of [**] contacts per hour as set forth in the chat and ticket productivity standards above.
The Services shall also meet the standards set forth below:
Quality – TIH staff members are expected to meet quality rating standards as provided by EIG from time to time. EIG may at any time request that an individual representative be

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removed from the program for failure to meet quality standards. It will be the responsibility of TIH to hire and train all personnel for EIG in accordance with EIG’s training guidelines.
Availability - TIH will be expected to meet established “up-time” requirements from a technical perspective, but will have all of its required agents working full time on EIG matters no less that [**]% of assigned hours. TIH shall notify EIG from time to time (within [**] of becoming aware of the problem) of any technical problems that they encounter, including but not limited to, loss of connectivity (e.g., email down, can’t access tools, etc.). Lost production hours will be made up [**] to EIG within [**] of restoration of connectivity. TIH shall comply with any specific notification requirements provided by EIG from time to time.
Tracking – At its sole discretion, EIG will permit access to its systems to allow TIH representatives to perform the Services and record information pertaining to the Services and other tasks. TIH will assure that such information is entered correctly, in English and on a real-time basis.
Account Manager – TIH agrees to provide a dedicated account manager for EIG (the “Account Manager”). EIG shall have the right to approve the Account Manager. In the event any individual in such Account Manager role fails to meet with EIG’s approval, EIG shall so notify TIH and TIH shall select a new Account Manager who shall be subject to EIG’s approval. The Account Manager will be devoted solely to the EIG account. The main function of the Account Manager is to ensure that the quality, productivity and service level metrics are met. The Account Manager must be familiar with technical, billing, sales and customer support operations, marketing, engineering and network operations as well as with Indian culture. The Account Manager shall meet with EIG’s management team at EIG’s reasonable request and the Account Manager is expected to spend as much time as necessary at TIH’s operations in India to ensure that the quality, productivity and service level metrics are achieved.
Additional Requirements – EIG reserves the right to notify TIH from time to time with additional service level standards. Upon EIG’s request, TIH and each representative working on EIG matters shall execute and deliver to EIG a Mutual Non-Disclosure Agreement in a form provided by EIG.

MASTER SERVICES AGREEMENT

Exhibit B
TERMS AND CONDITIONS
The following constitute the terms and conditions applicable to the Agreement and shall have the same force and effect as if set forth fully therein. Capitalized terms used but not defined in this Exhibit B shall have the meanings given them in the Agreement.
1.    EIG Services. EIG, and its direct and indirect subsidiaries and affiliates, provides cloud-based web solutions, including without limitation, web hosting, domain name registration, website design, search engine optimization and other related products and services to individuals, businesses and other customers.
2.    Services. Service Provider shall provide the services set forth in Exhibit A to the Agreement, incorporated herein, in a manner satisfactory to EIG.
3.    United States Currency. Payment for the Services shall be provided in United States currency.
4.    Taxes. Each party shall be responsible for any income and other taxes required under applicable laws arising out of monies received pursuant to this Agreement.
5.    User Information. EIG shall solely own any user or customer information provided or generated in connection with the Services provided under this Agreement. Such information is protected as Confidential Information and/or Personal Information as defined hereunder.
6.    Performance. Service Provider assumes sole responsibility for assuring that the Services are provided in a professional manner and as set forth in Exhibit A. In rendering the Services, Service Provider shall not engage in any activity that is or could be deemed to be obscene, threatening, malicious, or which infringes on or violates any applicable law or regulation or any proprietary, contract, moral, privacy or other third party right, or which otherwise exposes itself and/or EIG or its indirect or direct subsidiaries or affiliates to civil or criminal liability. A breach of this provision shall be a material breach of this Agreement.
7.    Systems. Service Provider agrees that use of any cloud based, software licensed, or other application systems purchased or developed solely for the benefit of providing the Services to EIG shall be approved in writing by EIG prior to use or purchase. Furthermore Service Provider will provide access the systems to only personnel directly employed by Service Provider and EIG personnel upon request.
8.    Cooperation. Service Provider shall diligently perform obligations under this Agreement in a professional and workmanlike manner. In order to promote the proper training, reporting, and/or facilitation of the Services hereunder, Service Provider agrees to send at least [**], as approved by EIG, to EIG’s headquarter offices and/or other EIG locations as determined by EIG for on-site visits [**] times per year, as agreed between the Parties, during the Term hereunder. The expenses for travel, transportation and associated costs will be paid by Service Provider. EIG agrees to provide access to its information and property as may be

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reasonably required in order to permit the Service Provider to perform his obligations hereunder.
9.    Publicity. Due to the nature of the Services, Service Provider may not issue any press release or other publicity regarding the subject matter of this Agreement, or publicly disclose that it is providing the Services to EIG, without EIG’s prior written consent. Neither party may publicly use the other party’s name, logo or other identifying indicia without the other party’s prior written consent.
10.    Compliance With Laws. Each of the Parties shall comply with all applicable laws, rules and regulations, including without limitation any Internet regulations or policies, data privacy laws and applicable export laws, of the United States in connection with each Party’s respective performance pursuant to this Agreement. Furthermore Service Provider acknowledges that international anti-corruption laws, including, without limitation, the US Foreign Corrupt Practices Act (“FCPA”), prohibit any direct or indirect payment of money or anything of value to any government official, international organization, political party, party official or candidate for political office, or private individual for the purpose of obtaining, retaining, or directing business or securing and improper advantage. Service Provider agrees to keep, and to require its employees, agents and representatives to provide, evidence of all transactions and payments to satisfy the requirements under the FCPA and any other applicable anti-corruption and/or anti-bribery laws. All Services performed by Service Provider under this Agreement, all invoices and requests for expense reimbursement submitted to EIG by Service Provider, and all payments made to or for the benefits conferred by Service Provider on third parties in the course of Service Provider’s performance of its obligations under this Agreement are subject to audit by EIG, at its sole discretion, or by a third party retained by EIG. Service Provider agrees to fully cooperate in any audit that may be conducted. Service Provider agrees to provide in connection with the work requested under this Agreement, the appropriate standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement. Furthermore, Service Provider agrees to abide by and require all of its employees, agents and representatives to follow EIG policies including, without limitation, its Safety Policy and Code of Business Conduct and Ethics. EIG may terminate this Agreement for cause at any time without prior notice if should Service Provider provide or be suspected of providing any false or misleading information to EIG related to Service Provider’s background, qualifications or other information related to the Services provided hereunder.
11.    Confidentiality. “Confidential Information” is defined as all non-public information pertaining to the disclosing Party, including without limitation, any “Proprietary Information” of the Parties. “Proprietary Information” means and includes without limitation: (a) all information that is furnished by the disclosing Party that is marked “Proprietary” or “Confidential,” and (b) all nonpublic business information of each Party whether oral or written and whether or not marked, and in any form whatsoever, including without limitation, information relating to customer names and personal information and pricing and sales information.  Each Party shall keep all Confidential Information of the other, protecting the confidentiality thereof with the same level of efforts that it employs to protect the confidentiality of its own proprietary and confidential information and in any

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event not less than a reasonable standard of care.  The receiving Party will use the Confidential Information of the disclosing Party only to exercise its rights and to perform its obligations under this Agreement.  Confidential Information of the disclosing Party will be disclosed only to those employees and contractors of the receiving Party with a need to know such information.  The receiving Party shall not be liable to the disclosing Party for the release of Confidential Information if such information: (a) was known to the receiving Party on or before the Effective Date without restriction as to use or disclosure; (b) is released into the public domain through no fault of the receiving Party; (c) was independently developed solely by the employees of the receiving Party who have not had access to Confidential Information; or (d) is divulged pursuant to any legal proceeding or otherwise required by law, provided that, to the extent legally permissible, the receiving Party will notify the disclosing Party promptly of such required disclosure and reasonably assist the disclosing Party, at the disclosing Party’s expense, in efforts to limit such required disclosure.  The obligations of the Parties under this Section 8 shall remain in effect during the term of this Agreement and for 5 years from the date of disclosure, provided, however that any Proprietary Information shall be kept confidential for as long as statutorily permissible and any Proprietary Information that constitutes customer Personal Information (as defined further below) shall be kept confidential in perpetuity. The Parties acknowledge that performance of the Services may involve the processing of Personal Information provided by customers that is regulated by privacy or data protection laws. “Personal Information” means information to which access was provided to TIH by or at the direction customers or end users, in the course of performance under this Agreement that: (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers); or (ii) can be used to authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers), in case of both subclauses (i) and (ii), including, without limitation, all Highly-Sensitive Personal Information. “Highly-Sensitive Personal Information” means an (i) individual's government-issued identification number (including social security number, driver's license number or state-issued identified number); (ii) financial account number, credit card number, debit card number, credit report information, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s financial account; or (iii) biometric or health data. Except as otherwise required by applicable law, TIH represents and warrants that its collection, access, use, storage, disposal and disclosure of Personal Information does and will comply with all applicable federal, state, and foreign privacy and data protection laws. To the extent that any privacy or data protection laws impose an obligation upon the Parties shall comply with an individual’s request for access to or correction of their Personal Information, each Party agrees that it shall satisfy such obligations. At a minimum, a TIH safeguards for the protection of Personal Information shall include: (i) limiting access of Personal Information to authorized employees/authorized persons; (ii) securing business facilities, data centers, paper files, servers, back-up systems and computing equipment, including, but not limited to, all mobile devices and other equipment with information storage capability; (iii) implementing network, device application, database and platform security; (iv) securing information transmission, storage and disposal; (v) implementing

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authentication and access controls within media, applications, operating systems and equipment; (vi) encrypting Highly-Sensitive Personal Information stored on any mobile media; (vii) encrypting Highly-Sensitive Personal Information transmitted over public or wireless networks; (viii) strictly segregating Personal Information from information of TIH or its other customers so that Personal Information is not commingled with any other types of information; (ix) implementing appropriate personnel security and integrity procedures and practices, including, but not limited to, conducting background checks consistent with applicable law; and (x) providing appropriate privacy and information security training to a TIH's employees. TIH shall provide reasonable support to Endurance in complying with any legally mandated request or demand made by any court or governmental authority responsible for enforcing privacy or data protection laws. TIH shall not use Personal Information save for the purposes of delivering the Services in accordance with the standards and requirements set forth in this Agreement, and only in compliance with all applicable laws. In the event of a data or security breach impacting Personal Information, TIH shall, upon discovery of any loss or unauthorized disclosure of Personal Information while in the custody and control of such Personal Information under this Agreement, promptly notify Endurance thereof in writing along with any actions that have been taken to mitigate the effects of such loss or disclosure and will take such further actions as it deems reasonably necessary to prevent a recurrence of a similar loss or disclosure. TIH will provide reasonable assistance and cooperation in the investigation of any such loss or disclosure, which shall include, without limitation, making available all relevant records and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably requested.
12.    Non-competition. TIH shall not compete with EIG, its parent companies, subsidiaries or affiliates in any way, directly or indirectly, with respect to the Services (as defined above), or solicit, induce or influence any EIG customers for any business, either during the term of this Agreement or within [**] following termination of this Agreement.
13.    Work for Hire. All materials, including, but not limited to any computer software (in object code and source code form), script, programming code, data, information or HTML script heretofore or hereafter created, developed or provided by Service Provider whether under this Agreement or otherwise in support or on behalf of EIG, shall be deemed to be “work for hire”, and any trade secrets, know-how, methodologies and processes related to EIG’s products and/or services, shall remain the sole and exclusive property of EIG, including without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights inherent therein and appurtenant thereto (collectively, “EIG Materials”). To the extent, if any, that ownership of the EIG Materials does not automatically vest in EIG by virtue of this Agreement or otherwise, Service Provider hereby transfers and assigns to EIG all rights, title and interest which Service Provider may have in and to the EIG Materials. Service Provider will execute all papers in a timely manner and do all acts necessary to apply for, secure, maintain or enforce patents, copyrights and any other legal rights in materials assigned to EIG under this Agreement. This obligation shall survive the termination of the Agreement.
14.    Return Of Property. The Parties shall, upon the completion or termination of this Agreement, or at any other time when requested, in a commercially reasonable manner

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promptly destroy or return upon request all property of the other, including, but not limited to, all Confidential Information and copies thereof.
15.    Indemnification.

a.
Service Provider shall indemnify, hold harmless and defend EIG and its, directors, officers, agents, servants, employees and any additional entities requested to be so indemnified by EIG from and against any and all claims, damages, losses, liabilities and expenses, including reasonable attorney’s fees, arising from any act, omission or negligence of the Service Provider from and after the date hereof, including without limitation the failure to comply with any applicable laws, regulations and ordinances and/or third party claims of intellectual property infringement.

b.
EIG agrees to defend TIH and its directors, officers, agents, servants, and employees from and against any third-party claim or action based on any alleged infringement of any U.S. patent, copyright, trade secret, or other proprietary right as a result of the use of data or other content provided to TIH in order to perform the Services hereunder, and EIG agrees to indemnify TIH from any damages awarded against TIH in any such infringement claim or action or settlement thereof.

c.
A Party electing to seek indemnification for a claim pursuant to this section 15 shall provide the indemnifying Party with prompt, written notice of such election, whereupon the indemnifying Party shall, unless otherwise agreed in writing by the Parties, assume control of the defense (including settlement) of the relevant claim, excluding any portion of such claim that is outside the scope of the indemnifying Party’s obligations pursuant to this section 15; provided, however, that any failure promptly to provide such notice shall relieve the indemnifying Party of its indemnification obligations hereunder only to the extent of any actual prejudice suffered by the indemnifying Party as a result of such failure. The Party seeking indemnification shall be entitled to participate in the defense of any such claim (including any settlement discussions) at its own expense using counsel of its own choosing and shall be kept timely informed of any material disclosures, discussions and proceedings in relation to such claim by the indemnifying Party. Upon the indemnifying Party’s written request, the other Party will provide to the indemnifying Party all available information and assistance reasonably necessary for the indemnifying Party to defend such claim, provided that the indemnifying Party reimburses the other Party for its actual and reasonable costs incurred in furnishing such information and assistance.  The indemnifying Party will not enter into any settlement or other compromise of any indemnifiable claim without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

16.    Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY HEREUNDER OR PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATION SET FORTH UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION

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OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF THIS AGREEMENT OR ANY LIMITED REMEDY HEREUNDER. EXCEPT FOR BREACH OF CONFIDENTIALITY HEREUNDER OR PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY’S TOTAL AGGREGATE LIABILITY EXCEED THE AMOUNT OF FEES ACTUALLY OWED TO TIH IN THE TWELVE MONTHS PRECEDING ANY CLAIM GIVING RISE TO SUCH LIABILITY. THE FOREGOING CAP IS AN AGGREGATE FOR ALL CLAIMS AND SHALL NOT BE INCREASED BY MULTIPLE CLAIMS SUBJECT TO THE SAME, OVERLAPPING, OR ENTIRELY SEPARATE LOOKBACK PERIODS.
17.    Dispute Resolution. If any dispute arises under this Agreement, the Parties shall make a good faith effort to resolve the dispute before taking any action. The Parties shall meet to discuss the dispute no later than thirty (30) days after either Party gives written notice to the other Party that such a dispute exists. Such meeting may be held telephonically if travel is impractical for either Party. At such meeting, an officer or principal of each Party who has authority to resolve the dispute shall be in attendance. No action, suit, arbitration or other proceeding may be commenced before the Parties have met pursuant to this provision unless immediate injunctive relief is being sought, in which case the noted meeting shall take place at the earliest opportunity after such immediate injunctive relief is sought. In the event of any arbitration proceedings hereunder, each Party agrees to bear its own reasonable fees, costs and expenses in connection with such proceedings. Upon the conclusion of any such arbitration proceeding, in addition to any award granted by the arbitrator(s), the prevailing Party shall have their reasonable fees, costs and expenses reimbursed by the other Party.
18.    Waiver Of Jury Trial. The Parties hereby agree to waive their respective rights to a jury trial of any claim or cause of action related to or arising out of this Agreement. The scope of the waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter herein, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties each acknowledge that the waiver is a material inducement for each Party to enter into a business relationship, that each Party has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each Party further warrants and represents that each has had the opportunity to have legal counsel review the waiver. The waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as written consent to a trial by court.
19.    Prevailing Party. If any legal action or other proceeding is brought for a breach of this Agreement or any of the warranties herein, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such Party may be entitled.

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20.    Termination for Breach. This Agreement (a) Service Provider materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) business days after receiving written notice thereof, and (b) shall terminate immediately and automatically upon notice from one Party to the other if either Party: (i) commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency or equivalent laws of any country; (ii) has appointed for it or for any substantial part of its property a court-appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official; (iii) makes an assignment for the benefit of its creditors; (iv) defaults on any secured obligation; (v) fails generally to pay its debts as they become due; or (vi) takes corporate action in furtherance of any of the foregoing (collectively, herein referred to as “Events of Insolvency”). Whether or not such notice is given, the other party shall have the right, to the fullest extent permitted under applicable law, following the occurrence of any Event of Insolvency and without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to the party experiencing such Event of Insolvency.
21.    Independent Contractor. The Parties are and have been contracted with each other as independent contractors. Neither Party undertakes by this Agreement, or otherwise, to perform any of obligation of the other. In no way is one Party to be construed as an agent or partner, or acting as an agent or partner of the other in any respect.
22.    Prior Obligations. Each Party represents and warrants that entering into and performing under this Agreement does not conflict with any prior obligations to third parties.
23.    Waiver Of Breach. A breach of any provision of this Agreement may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.
24.    Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, the remainder of this Agreement shall be enforced to the full extent permitted by law. A court of competent jurisdiction is hereby empowered to modify the invalid or unenforceable provision to make it valid and enforceable.
25.    Performance Excused. The Parties shall be excused from delays in performing or from any failure to perform hereunder to the extent that such delay or failure results from causes such as war or natural disaster or strike which are beyond the reasonable control of the Party, provided that, in order to be excused from delay or failure to perform, the Party must promptly notify the other Party and act diligently to remedy such delay or failure. In the event such delay continues for five (5) consecutive days, EIG shall have the right to terminate this Agreement.
26.    Assignment and Transfer. Service Provider shall not assign or transfer this Agreement without the express prior written consent of EIG. Unless otherwise expressly permitted by this Agreement, Service Provider may not employ subcontractors to perform the Services hereunder without EIG’s written permission, which may not be unreasonably withheld.

MASTER SERVICES AGREEMENT

27.    Bind and Benefit. This Agreement shall bind and benefit the successors and permitted assigns of the parties.
28.    Survivability. The provisions which by nature should survive termination of this Agreement shall survive including but not limited to User Information, Confidentiality, Work for Hire, Indemnification, Limitation of Liability, and Governing Law.
29.    Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any and all prior oral and written agreements between the Parties as to the subject hereof. This Agreement may not be modified or amended except by writing signed by an officer of EIG and an officer or principal of TIH.
30.    Headings. Headings in this Agreement are for the purpose of convenience only. They are not intended to be a material part of the Agreement, and in the event of any conflict between the heading and the text, the text shall govern.
31.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, United States of America. The Parties consent to the federal and state courts of The Commonwealth of Massachusetts having jurisdiction over them.
32.    Billing. At the beginning of each calendar month Service Provider agrees to promptly provide EIG with an invoice detailing the outstanding amounts owed to Service Provider from the previous month. EIG shall pay all undisputed invoices within thirty (30) days from receipt. EIG may remit payment by credit card.
33.    Expenses. EIG shall reimburse Service Provider for all reasonable expenses incurred or paid by the Service Provider in connection with, or related to, the performance of the Services provided that all such expenses have been pre-approved in writing by EIG and provided that the Service Provider submits to EIG itemized statements, in a form satisfactory to EIG, of such expenses incurred. EIG shall pay to the Service Provider amounts shown on each such statement within 30 days after receipt thereof.
34.    Benefit of Counsel. The parties hereto acknowledge and agree that they each have had a full and complete opportunity to consult with and be represented by independent counsel of their own choosing in connection with the negotiation, drafting and execution of this Agreement.

MASTER SERVICES AGREEMENT

Amendment No. 1
This Amendment No. 1 (“the Amendment”) is hereby made and entered into this 7th day of February, 2014 (the “Effective Date”) by and between The Endurance International Group, Inc. (“Endurance” or “EIG”) and Tregaron India Holdings, LLC (“Service Provider”). This Amendment amends that certain Agreement between the parties hereinabove noted hereto dated September 25, 2013 (hereinafter the “Agreement”).
WHEREAS, Service Provider purchased computer equipment in order to perform the Services under the Agreement and EIG agrees to reimburse Service Provider for such expenses, and
WHEREAS, the parties hereto do hereby amend the Agreement pursuant to the following terms,
THEREFORE, for good and valuable consideration of the mutual promises and conditions contained herein, the receipt and adequacy of which is acknowledged, the parties hereby agree as of the Effective Date as follows:
1.    EIG hereby agrees to reimburse Service Provider for the cost of computer equipment purchased by Service Provider. The cost of this computer equipment is approximately [**] Dollars (USD) as evidenced by the receipts provided by Service Provider. This computer equipment is more particularly identified under Invoice No. ________ attached hereto as Exhibit A.
2.    Provider hereby grants an interest in said computer equipment to EIG in the event, the Agreement is terminated by either party hereto, for whatever reason, on or before February 7, 2017, Service Provider will allow EIG to take immediate possession of said computer equipment forthwith. In this event, Service Provider will provide any and all documentation, executed and otherwise to effectuate the transfer of title of said computer equipment to EIG free and clear of any and all encumbrances.
3.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
4.    This Amendment, together with the Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Amendment and any and all prior agreements dealing with the subject matter of this Amendment hereof are hereby terminated and deleted in their entirety. In the event of a conflict between this Amendment and Agreement, the terms of the Amendment shall govern.
5.    Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified. Except as expressly amended herein, no present or future rights, remedies, benefits or power belonging or accruing to parties hereto, shall be affected, prejudiced, limited or restricted hereby.
IN WITNESS WHEREOF, the duly authorized officers or representatives of EIG and Service Provider have executed this Amendment as of the Effective Date above intending legally to be bound.

ENDURANCE INTERNATIONAL GROUP, INC.	TREGARON INDIA HOLDINGS, LLC
By: /s/ Timothy Mathews	By: /s/ Vidya Ravichandran
Name: Timothy Mathews	Name: Vidya Ravichandran
Title: VP, Corporate Controller	Title: President
Date: 2/13/2014	Date: 2/11/2014

		Invoice
GlowTouch Technologies

Tregaron India Holdings LLC
DBA Glow Touch	Date	Invoice
Department 8903 Carol Stream, IL	3/31/2013	5745
60122-8903

Bill To	Ship To
Endurance International	Endurance International
70 Blanchard Rd
Burlington, MA 01803

P.O. No.	Terms
Due on receipt

Quantity	Description	Rate	Amount
	Replacement of computers for Tech Support work	[**]	[**]
		Total	USD [**]

		Payments/Credits	USD 0.00

		Balance Due	USD [**]

Amendment No. 2
This Amendment No. 2 (“the Amendment”) is hereby made and entered into this 5th day of December 2014 (the “Effective Date”) by and between The Endurance International Group, Inc. (“Endurance” or “EIG”) and Tregaron India Holdings, LLC (“Service Provider”). This Amendment amends that certain Agreement between the parties hereinabove noted hereto dated September 25, 2013 as amended by Amendment No. 1 dated February 7, 2014 (hereinafter collectively referred to as the “Agreement”).
WHEREAS, the parties hereto do hereby amend the Agreement pursuant to the following terms,
THEREFORE, for good and valuable consideration of the mutual promises and conditions contained herein, the receipt and adequacy of which is acknowledged, the parties hereby agree as of the Effective Date as follows:
1.    Section 10 of Exhibit B of the Agreement shall be deleted in its entirety and replaced with the following:
10.    Compliance.
a.    Compliance with Laws. Each of the Parties shall comply with all applicable laws, rules and regulations, including without limitation any Internet regulations or policies, data privacy laws and applicable economic and trade sanctions (including without limitation regulations of the Office of Foreign Assets Control, “OFAC”) and export control laws of the United States in connection with each Party’s respective performance pursuant to this Agreement. Furthermore, Service Provider acknowledges that international anti-corruption laws, including, without limitation, the US Foreign Corrupt Practices Act (“FCPA”) and the India Prevention of Corruption Act, 1988, prohibit any direct or indirect payment of money or anything of value to any person, including without limitation, any government official, international organization, political party, party official or candidate for political office, to improperly induce, influence or reward the recipient in any way for any act, omission, or decision or to secure an improper advantage. Service Provider agrees to keep, and to require its employees, agents and representatives to provide, detailed evidence of all transactions and payments to satisfy the requirements of the FCPA and any other applicable anti-corruption and/or anti-bribery laws. All Services performed by Service Provider under this Agreement, all invoices and requests for expense reimbursement submitted to EIG by Service Provider, and all payments made to third parties by Service Provider in the course of Service Provider’s performance of its obligations under this Agreement are subject to audit by EIG or by a third party retained by EIG, at EIG’s sole discretion. Service Provider agrees to fully cooperate in any audit that may be conducted.
b.    Industry Standards. Service Provider agrees to provide all Services with the appropriate standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement. Service Provider shall be responsible for the security of all customer credit card data that Service Provider possesses, stores, or transmits on behalf of the customer, or to the extent that Service Provider could impact the security of the customer’s credit card data environment. Service Provider must provide EIG with its Payment Card Industry Data Security Standard (“PCI”) compliance status or Service Provider shall have its services reviewed for PCI compliance when EIG performs its own PCI compliance assessment. Service Provider further agrees to abide by and require all of its employees, agents and representatives to follow EIG policies including, without limitation, its Safety Policy and Code of Business Conduct and Ethics.
c.    Breach. Any breach of this Section 10 (Compliance) by Service Provider shall be a material breach and EIG may terminate this Agreement immediately for cause without
2.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
3.    This Amendment, together with the Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Amendment and any and all prior agreements dealing with the subject matter of this Amendment are hereby terminated and deleted in their entirety. In the event of a conflict between this Amendment and the Agreement, the terms of the Amendment shall govern.
4.    Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified. Except as expressly amended herein, no present or future rights, remedies, benefits or power belonging or accruing to parties hereto, shall be affected, prejudiced, limited or restricted hereby.
IN WITNESS WHEREOF, the duly authorized officers or representatives of EIG and Service Provider have executed this Amendment as of the Effective Date above intending legally to be bound.

THE ENDURANCE INTERNATIONAL GROUP, INC.	TREGARON INDIA HOLDINGS, LLC
By: /s/ David Bryson	By: /s/ Vidya Ravichandran
Name: David Bryson	Name: Vidya Ravichandran
Title: EVP & General Counsel	Title: President
Date: 12/10/2014	Date: 05 December 2014